The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-162070

Subject to Completion, dated October 29, 2010

Prospectus Supplement
(To prospectus dated September 23, 2009)

$

Arrow Electronics, Inc.

$          % Notes due

$          % Notes due

Interest payable           and

Issue price:     % for the           Notes

     % for the           Notes

We are offering $      of our     % notes due           (the “          notes”) and $      of our     % notes due           (the “          notes” and together with the           notes, the “notes”). We will pay interest on the notes on           and           of each year, beginning          , 2011. The notes will mature on          , and the           notes will mature on          . The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

We may redeem the notes, in whole or in part, at any time prior to their maturity at the redemption price described in this prospectus supplement.

The notes will be unsecured and will rank equally with all our other existing and future unsecured indebtedness.

See “Risk factors” beginning on page S-9 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

			Underwriting	Proceeds,
	Price to		Discounts and	before
	Public		Commissions	Expenses

Per Note		%	%	%

Total	$		$	$

Per Note		%	%	%

Total	$		$	$

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear and Clearstream, on or about November  , 2010.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Morgan Stanley

October   , 2010

We have not authorized anyone to provide any information other than that provided or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the notes in any jurisdiction where the offer or sale of the notes is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus supplement, the terms “Arrow,” the “Company,” “we,” “us” and “our” refer to Arrow Electronics, Inc. and its subsidiaries, unless the context indicates otherwise.

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering. The second part, the base prospectus, gives more general information, some of which may not apply to the notes we are offering in this prospectus supplement. See “Description of Debt Securities” in the accompanying prospectus.

If the information in this prospectus supplement varies from the information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Forward-looking statements

This prospectus supplement includes forward-looking statements that are subject to numerous assumptions, risks and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to:

•	industry conditions;

•	our implementation of our new enterprise resource planning system;

•	changes in product supply, pricing, and customer demand;

•	competition;

•	other vagaries in the global components and global enterprise computing solutions (“ECS”) markets;

•	changes in relationships with key suppliers;

•	increased profit margin pressure;

•	the effects of additional actions taken to become more efficient or lower costs; and

•	our ability to generate additional cash flow.

Forward-looking statements are those statements which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “may,” “will,” “believes,” “seeks,” “estimates,” and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any of the forward-looking statements.

Summary

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all the information that is important to you. You should read the following summary together with the more detailed information and financial statements and notes to the financial statements contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus, as described under the heading “Where you can find more information” in the accompanying prospectus. To fully understand this offering, you should read all these documents.

Company overview

We are a global provider of products, services, and solutions to industrial and commercial users of electronic components and enterprise computing solutions. We believe we are a leader in the electronics distribution industry in operating systems, employee productivity, value-added programs, and total quality assurance. We serve approximately 900 suppliers and over 125,000 original equipment manufacturers (“OEMs”), contract manufacturers (“CMs”), and commercial customers.

Serving our industrial and commercial customers as a supply channel partner, we offer both a wide spectrum of products and a broad range of services and solutions, including materials planning, design services, programming and assembly services, inventory management, and a variety of online supply chain tools.

Our diverse worldwide customer base consists of OEMs, CMs, and other commercial customers. Customers include manufacturers of consumer and industrial equipment (including machine tools, factory automation, and robotic equipment), telecommunications products, automotive and transportation, aerospace and defense, scientific and medical devices, and computer and office products. Customers also include value-added resellers (“VARs”) of enterprise computing solutions.

We maintain over 200 sales facilities and 22 distribution and value-added centers in 51 countries and territories, serving over 70 countries and territories. Through this network, we provide one of the broadest product offerings in the electronic components and enterprise computing solutions distribution industries and a wide range of value-added services to help customers reduce their time to market, lower their total cost of ownership, introduce innovative products through demand creation opportunities, and enhance their overall competitiveness.

We have two business segments. We distribute electronic components to OEMs and CMs through our global components business segment and provide enterprise computing solutions to VARs through our global ECS business segment.

The offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of the notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus. In this “offering” section, the terms “the Company,” “we,” “us” or “our” refer to Arrow Electronics, Inc. and not to our subsidiaries.

Issuer	Arrow Electronics, Inc.

Securities	$ aggregate principal amount of the % notes due ;

$ aggregate principal amount of the % notes due .

Maturity	The notes will mature on , and the notes will mature on .

Interest payment dates	and of each year, commencing , 2011.

Optional redemption	At our option, we may redeem any or all of the notes and the notes, in whole or in part, at any time, at the redemption prices described under “Description of the notes—Optional redemption” in this prospectus supplement.

Ranking	The notes:

• are unsecured;

• rank equally with all our existing and future unsecured and unsubordinated debt;

• are senior to any future subordinated debt; and

• are effectively junior to any existing and future secured debt and to all existing and future debt and other liabilities of our subsidiaries.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• incur debt secured by liens;

• engage in sale/leaseback transactions; or

• merge or consolidate with another entity or sell substantially all of our assets to another entity.

Change of control	Upon the occurrence of a Change of Control Triggering Event (as described in “Description of the notes—Change of control offer”), we will be required to offer to purchase some or all of your notes at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

Use of proceeds	We expect to use the net proceeds from this offering for general corporate purposes, which may include acquisitions and the repayment of debt outstanding under our $800.0 million revolving credit facility or our $300.0 million asset securitization program. See “Use of proceeds.”

Further issues	We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking pari passu with the notes or the notes which will have the same terms except for the payment of interest accruing prior to the issue date of such further notes or except, in some cases, for the first payment of interest following the issue date of such further notes) and so that such further notes may be consolidated and form a single series with the notes or the notes and have the same terms as to status, redemption or otherwise as the notes or the notes.

Form and denomination	The notes will be issued in minimum denominations of $2,000 and any integral multiples of $1,000 above that amount.

Risk factors	See “Risk factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Conflicts of interest	Affiliates of our underwriters act as administrative agent, syndication agent and lenders under our credit facility, and provide financing to us under our asset securitization program. We may apply a portion of the net proceeds of the offering to repay borrowings under our outstanding revolving credit facility or our asset securitization program. As a result of this repayment, affiliates of our underwriters, Banc of America Securities LLC and J.P. Morgan Securities LLC, may receive more than 5% of the net proceeds of the offering, and therefore the offering will be conducted in accordance with NASD Rule 2720(a)(1).

Selected historical financial data

The following table contains our selected historical financial data as of the dates and for the periods indicated. We have derived the selected historical financial data as of December 31, 2008 and 2009 and for each of the years in the five-year period ended December 31, 2009 from our audited consolidated financial statements. We have derived the selected historical financial data as of October 2, 2010 and for the nine-month periods ended October 2, 2010 and October 3, 2009 from our unaudited consolidated financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation. Nine-month results, however, are not necessarily indicative of the results that may be expected for any other interim period or for a full year.

You should read the following data together with our other historical financial information and statements (including related notes) incorporated by reference in this prospectus supplement and the accompanying prospectus. Please also read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Capitalization” included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Nine months ended
(in millions except	October 2,	October 3,	Year ended December 31,
per share data)	2010[a]	2009[b]	2009[c]	2008[d]	2007[e]	2006[f,i]	2005[g,h,i]

	(Unaudited)

Income statement data
Sales	$13,507	$10,481	$14,684	$16,761	$15,985	$13,577	$11,164
Operating income (loss)	519	157	273	(494)	687	606	480
Interest and other financing expense, net	57	58	83	100	102	91	92
Net income (loss) attributable to shareholders	322	60	124	(614)	408	388	254
Net income (loss) per share—basic	2.71	0.50	1.03	(5.08)	3.31	3.19	2.15
Net income (loss) per share—diluted	2.68	0.50	1.03	(5.08)	3.28	3.16	2.09

	At October 2,	At December 31,
(in millions)	2010	2009	2008

	(Unaudited)

Balance sheet data
Cash and cash equivalents	$510	$1,137	$451
Accounts receivable and inventory	5,616	4,534	4,714
Total assets	8,709	7,762	7,118
Long-term debt	1,628	1,276	1,224
Shareholders’ equity	3,141	2,917	2,677

(a)	Operating income and net income attributable to shareholders include restructuring, integration, and other charges of $27.4 million ($19.1 million net of related taxes or $.16 per share on both a basic and diluted basis). Net income attributable to shareholders also includes a loss on prepayment of debt of $1.6 million ($1.0 million net of related taxes or $.01 per share on both a basic and diluted basis).

(b)	Operating income and net income attributable to shareholders include restructuring, integration, and other charges of $80.9 million ($61.3 million net of related taxes or $.51 per share on both a basic and diluted basis). Net income attributable to shareholders also includes a loss on prepayment of debt of $5.3 million ($3.2 million net of related taxes or $.03 per share on both a basic and diluted basis).

(c)	Operating income and net income attributable to shareholders include restructuring, integration, and other charges of $105.5 million ($75.7 million net of related taxes or $.63 per share on both a basic and diluted basis). Net income attributable to shareholders also includes a loss on prepayment of debt of $5.3 million ($3.2 million net of related taxes or $.03 per share on both a basic and diluted basis).

(d)	Operating loss and net loss attributable to shareholders include a non-cash impairment charge associated with goodwill of $1.02 billion ($905.1 million net of related taxes or $7.49 per share on both a basic and diluted basis) and restructuring, integration, and other charges of $81.0 million ($61.9 million net of related taxes or $.51 per share on both a basic and diluted basis). Net loss attributable to shareholders also includes a loss of $10.0 million ($.08 per share on both a basic and diluted basis) on the write-down of an investment, and a reduction of the provision for income taxes of $8.5 million ($.07 per share on both a basic and diluted basis) and an increase in interest expense of $1.0 million ($1.0 million net of related taxes or $.01 per share on both a basic and diluted basis) primarily related to the settlement of certain international income tax matters.

(e)	Operating income and net income attributable to shareholders include restructuring, integration, and other charges of $11.7 million ($7.0 million net of related taxes or $.06 per share on both a basic and diluted basis). Net income attributable to shareholders also includes an income tax benefit of $6.0 million, net, ($.05 per share on both a basic and diluted basis) principally due to a reduction in deferred income taxes as a result of the statutory rate change in Germany.

(f)	Operating income and net income attributable to shareholders include restructuring, integration, and other charges of $16.1 million ($11.7 million net of related taxes or $.10 per share on both a basic and diluted basis). Net income attributable to shareholders also includes a loss on prepayment of debt of $2.6 million ($1.6 million net of related taxes or $.01 per share on both a basic and diluted basis) and the reduction of the provision for income taxes of $46.2 million ($.38 per share on both a basic and diluted basis) and the reduction of interest expense of $6.9 million ($4.2 million net of related taxes or $.03 per share on both a basic and diluted basis) related to the settlement of certain income tax matters.

(g)	Operating income and net income attributable to shareholders include restructuring, integration, and other charges of $11.0 million ($6.0 million net of related taxes or $.05 per share on both a basic and diluted basis). Net income attributable to shareholders also includes a loss on prepayment of debt of $4.3 million ($2.6 million net of related taxes or $.02 and $.01 per share on a basic and diluted basis, respectively) and a loss of $3.0 million ($.03 per share on both a basic and diluted basis) on the write-down of an investment.

(h)	Effective January 1, 2006, we began measuring share-based payment awards exchanged for employee services at fair value and recorded an expense related to such awards in the consolidated statements of operations over the requisite employee service period. Prior to January 1, 2006, we accounted for share-based payment awards using the intrinsic value method and were not required to record any expense in the consolidated financial statements if the exercise price of the award was not less than the market price of the underlying stock on the date of the grant. Had compensation expense been determined in accordance with the fair value method of accounting at the grant dates for awards under our various stock-based compensation plans, operating income and net income attributable to shareholders for 2005 would be reduced by $15.2 million and $9.1 million ($.08 and $.07 per share on a basic and diluted basis, respectively).

(i)	Effective January 1, 2009, we adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810-10-65, which requires, among other things, that the presentation and disclosure requirements be applied retrospectively for all periods presented. The adoption of FASB ASC Topic 810-10-65 did not have a material impact on our consolidated financial position or results of operations and, accordingly, selected financial data was not restated to reflect the adoption of FASB ASC Topic 810-10-65 for financial statement periods dated prior to those included in our Annual Report on Form 10-K for the year ended December 31, 2009 (2006 and 2005). Reference to net income (loss) attributable to shareholders for 2006 and 2005 is equivalent to net income (loss) as presented in our consolidated statements of operations for those periods.

Risk factors

In connection with an investment in our notes, you should carefully consider the risks described below and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended October 2, 2010.

Risks related to the notes

Your ability to transfer the notes may be limited by the absence of a trading market for the notes.

There is no established trading market for the notes and we have no plans to list the notes on a securities exchange. We have been advised by each underwriter that it presently intends to make a market in the notes; however, no underwriter is obligated to do so. Any market making activity, if initiated, may be discontinued at any time, for any reason, without notice. If the underwriters cease to act as market makers for the notes for any reason, we cannot assure you that another firm or person will make a market in the notes. The liquidity of any market for the notes will depend on the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market may not develop for the notes.

We may not be able to repurchase the notes upon a change of control.

Upon a Change of Control Triggering Event (as defined herein), we will be required to offer to purchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligations to repurchase the notes upon a Change of Control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a Change of Control.

The market price of the notes may be volatile.

The market price of the notes will depend on many factors that may vary over time and some of which are beyond our control, including:

•	our financial performance;

•	the amount of indebtedness we and our subsidiaries have outstanding;

•	market interest rates;

•	the market for similar securities;

•	competition;

•	the size and liquidity of the market for the notes; and

•	general economic conditions.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Ratings of notes may not reflect all risks of an investment in the notes.

We expect that the notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold the notes. These ratings do not correspond to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. As a result, the ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes.

Consolidated ratios of earnings to fixed charges

Set forth below is information concerning our ratios of earnings to fixed charges on a consolidated basis for the periods indicated.

For purposes of computing the ratio of earning to fixed charges, “earnings” consists of income (loss) before income taxes, reduced by equity in earnings of affiliated companies and capitalized interest, plus fixed charges and distributed income from equity investees. “Fixed charges” consist of interest and other financing expenses, net, plus capitalized interest and the estimated interest component of rent expense.

	Nine months ended	Year ended December 31,
	October 2, 2010	2009	2008[a]	2007	2006	2005

Ratio of earnings to fixed charges	6.60	2.57	–	5.72	5.71	4.47

(a)	Earnings for 2008 were inadequate to cover fixed charges by $608.1 million due to a noncash impairment charge associated with goodwill of $1.02 billion and restructuring, integration, and other charges of $81.0 million.

Use of proceeds

We estimate that the net proceeds we will receive from the sale of the notes we are offering will be approximately $      million after deducting underwriting discounts and commissions and our estimated offering expenses. We expect to use the net proceeds from this offering for general corporate purposes, which may include acquisitions and the repayment of debt outstanding under our $800.0 million revolving credit facility or our $300.0 million asset securitization program.

At October 2, 2010, outstanding borrowings under our revolving credit facility totaled $360.4 million at an interest rate of LIBOR + 0.425%. Our revolving credit facility is scheduled to mature in January 2012. At October 27, 2010, outstanding borrowings under our asset securitization program total $275.0 million at an interest rate of LIBOR + 0.60%. Our asset securitization program is scheduled to mature in March 2011. Affiliates of our underwriters act as administrative agent, syndication agent and lenders under our revolving credit facility, and provide financing to us under our asset securitization program.

Capitalization

The following table sets forth our consolidated capitalization at October 2, 2010, on a historical basis and as adjusted to give effect to the issuance of the notes in this offering and the application of the net proceeds therefrom as described under “Use of proceeds.” This table should be read in conjunction with “Use of proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes of Arrow appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

(unaudited)	October 2, 2010
(in millions, except share amounts which are in thousands and par value)	Actual	As adjusted

Cash and cash equivalents	$510	$
Short-term debt:
Short-term borrowings, including current portion of long-term debt	$17		$17 (a)

Long-term debt:
Revolving credit facility due 2012	360
Bank term loan due 2012	200		200
6.875% senior notes due 2013	350		350
6.875% senior debentures due 2018	198		198
6.00% notes due 2020	300		300
7.5% senior debentures due 2027	198		198
% notes due offered hereby	–
% notes due offered hereby	–
Interest rate swaps designated as fair value hedges	18		18
Other obligations with various interest rates and due dates	3		3

Total long-term debt	1,627

Total debt	$1,644	$

Shareholders’ equity:
Common stock, par value $1:
Authorized—160,000 shares
Issued—125,337 shares	$125		$125
Capital in excess of par value	1,056		1,056
Treasury stock—9,539 shares, at cost	(283)		(283)
Retained earnings	2,016		2,016
Foreign currency translation adjustment	229		229
Other	(2)		(2)

Total shareholders’ equity	3,141		3,141

Total capitalization	$4,785	$

(a)	At October 2, 2010, short-term borrowings, including current portion of long-term debt did not include any borrowings under our asset securitization program. At October 27, 2010, outstanding borrowings under our asset securitization program totaled $275.0 million at an interest rate of LIBOR + 0.60%. A portion of the net proceeds may be used to repay the borrowings under our asset securitization program.

Description of the notes

The          notes and the          notes will each be issued as a separate series of debt securities under an indenture dated as of January 15, 1997 between us and The Bank of New York Mellon, as trustee. We have summarized the material terms and provisions of the notes in this section, which supplements the terms of the debt securities contained in the accompanying prospectus. In addition to the material terms of the notes contained in this prospectus supplement, you should read the description of the indenture contained in the accompanying prospectus for additional information regarding your rights as a holder of the notes before you buy any of these notes. References in this section to “us,” “we” and “our” are solely to Arrow and not to our subsidiaries. References in this section to the “indenture” shall mean the indenture, as supplemented by the supplemental indenture relating to the notes. In the event of any inconsistency between the terms of the notes contained in this prospectus supplement and the provisions of the indenture contained in the accompanying prospectus, the terms contained in this prospectus supplement shall control with respect to the notes.

General

The notes will be our unsubordinated and unsecured obligations and will rank pari passu with all of our existing and future unsubordinated and unsecured obligations. The           notes are limited to an initial amount of $     , and the           notes are limited to an initial amount of $     . Claims of holders of the notes will be effectively subordinated to the claims of holders of the debt of our subsidiaries with respect to the assets of such subsidiaries. In addition, claims of holders of the notes will be effectively subordinated to the claims of holders of our secured debt and the secured debt of our subsidiaries with respect to the collateral securing such claims. Our claims as the holder of general unsecured intercompany debt will be similarly effectively subordinated to claims of holders of secured debt of our subsidiaries.

The notes will be issued in the form of one or more fully registered global securities. Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

The           notes will mature on           and will pay interest from          , 2011 at a rate of     % per annum, and the           notes will mature on           and will pay interest from          , 2011 at a rate of     % per annum. The notes will pay interest semiannually on           and           of each year, commencing          , 2011 to the person in whose name the note is registered at the close of business on           or          , as the case may be, immediately preceding such           or          . The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date is not a business day, the payment will be made on the next succeeding day that is a business day, with no additional interest.

Further issues

We may from time to time, without notice to or the consent of the registered holders of the          notes or the          notes, create and issue further notes ranking pari passu with the notes which will have the same terms as the          notes or the          notes (except for the payment of interest accruing prior to the issue date of such further notes or except, in some cases, for the first payment of interest following the issue date of such further notes) and so that such further notes may be consolidated and form a single series with the          notes or the          notes and have the same terms as to status, redemption or otherwise as the          notes or the          notes.

Change of control offer

If a Change of Control Triggering Event (as defined below) occurs with respect to the notes of a series, unless we have exercised our right to redeem the notes as described below, we will be required to make an offer to each holder of notes of that series to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that after giving effect to the purchase, any notes that remain outstanding shall have a denomination of $2,000 and integral multiples of $1,000 above that amount.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that we have exercised our right to redeem the notes as described under “—Optional Redemption,” we will mail a notice (a “Change of Control Offer”) to each holder with a copy to the trustee describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to purchase notes on the date specified in the notice, which date will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (other than as may be required by law) (such date, the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of the notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

We will comply, to the extent applicable, with the requirements of Rule 14(e)-1 of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the terms described in the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue thereof.

Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not purchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.

If holders of not less than 95% in aggregate principal amount of the outstanding          notes or the          notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described above, purchases all of the          notes or the          notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all          notes or          notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person may be uncertain.

For purposes of the Change of Control Offer provisions of the notes, the following definitions are applicable:

“Change of Control” means the occurrence of any one of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our Subsidiaries;

(b) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

(c) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(d) the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

(e) the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Continuing Director” means, as of any date of determination, any member of our board of directors who:

(1) was a member of such board of directors on the date of this prospectus supplement; or

(2) was nominated for election, elected or appointed to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

A Delaware Chancery Court recently interpreted a similar definition of “Continuing Directors” and found that, under Delaware law, for purposes of such definition, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. If a New York court were to adopt a similar interpretation under New York law, the foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available, we will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Ratings Event” means, with respect to a series of notes, ratings of the notes of that series are lowered by each of the Rating Agencies and the notes of that series are rated below Investment Grade by each of the Rating Agencies in any case on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended for so long as the rating of the notes of that series is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Optional redemption

We may redeem the notes in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the redemption date, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus          basis points for the           notes and plus           basis points for the           notes, in each case plus accrued and unpaid interest on the principal amount being redeemed to the redemption date; provided that the principal amount of a note remaining outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means Banc of America Securities LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated and their successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with us.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means (1) each of Banc of America Securities LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute for such firm another Primary Treasury Dealer, and (2) any two other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Holders of notes to be redeemed as provided above will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes of the series are to be redeemed, the Trustee will select, not more than 60 days before the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the Trustee deems fair and appropriate.

Book entry; delivery and form

Global notes

The certificates representing the notes will be represented by global notes issued in fully registered form without coupons, except in the limited circumstances described below. The global notes will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC, with respect to interests of DTC participants, and the records of DTC participants, with respect to other owners of beneficial interests in the global notes.

All interests in the global notes will be subject to the procedures and requirements of DTC. Those interests may also be subject to the procedures and requirements of the direct and indirect participants in DTC’s book entry system, including Euroclear Bank S.A./NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream Luxembourg”).

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for the global notes or DTC ceases to be a clearing agency registered as such under the Exchange Act if so required by applicable law or regulation, and no successor depository for the notes shall have been appointed within 90 days of such notification or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we, in our sole discretion, but subject to the procedures of DTC, execute and deliver to the trustee an order to the effect that the global notes shall be so exchangeable; or

•	an Event of Default under the indenture governing the notes has occurred and is continuing with respect to the notes.

Upon any such exchange, we will execute and the trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. We anticipate that those certificated notes will be registered in such names as DTC instructs the trustee and that those instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global notes.

Book entry system

DTC has advised us that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	“a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Indirect access to DTC’s book entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors that are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that, upon the issuance of a global note, DTC will credit, on its book entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants, including indirect participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and participants and indirect participants (with respect to the owners of beneficial interests in the global notes other than participants). Likewise, beneficial interests in global notes may only be transferred in accordance with DTC’s procedures, in addition to those provided for under the indenture and, if applicable, those of the applicable participants or indirect participants, including those of Euroclear and Clearstream Luxembourg.

So long as DTC or its nominee is the registered holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the related notes for all purposes under the indenture. Except as described in this prospectus, owners of beneficial interests in the global notes will not be entitled to have the notes represented by such global notes registered in their names and will not receive or be entitled to receive physical delivery of certificated notes. In addition, owners of beneficial interests in the global notes will not be considered to be the owners or registered holders of the notes represented by those beneficial interests under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any right of a registered holder of notes. We understand that under existing industry practice, in the event that DTC is entitled to take any action as the registered holder of a global note, DTC would authorize its participants to take such action and that the participants would authorize owners of beneficial interests owning through such participants to take such action or would otherwise act upon the instructions of owners of beneficial interests.

Payment of principal of and premium, if any, and interest on notes represented by a global note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered holder of such global note. We expect that DTC or its nominee, upon receipt of any payment in respect of a global note, will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of DTC. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants and indirect participants or the relationship between such participants and indirect participants and the owners of beneficial interests owning through such participants and indirect participants.

Trading

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and operating procedures and will be settled in same day funds, while transfers between participants in Euroclear and Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Any cross market transfer between participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with its rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary. However, such cross market transfers will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global note in DTC, and making or receiving payment in accordance with normal procedures for funds settlement applicable to DTC. Participants in Euroclear or Clearstream Luxembourg may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg, as the case may be.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing a beneficial interest in a global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Luxembourg, as applicable) immediately following DTC’s settlement date. Credit of such transfer of a beneficial interest in a global note settled during such processing day will be reported to the applicable Euroclear or Clearstream Luxembourg participant on that day. Cash received in Euroclear or Clearstream Luxembourg as a result of a transfer of a beneficial interest in a global note by or through a Euroclear or Clearstream Luxembourg participant to a DTC participant will be received with value on DTC’s settlement date but will be available in the applicable Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

Although we believe that DTC, Euroclear and Clearstream Luxembourg have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this subsection “Book Entry; Delivery and Form” concerning DTC, Euroclear and Clearstream Luxembourg and their respective book entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Payment and paying agents

Payments of interest and principal on the notes will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make interest payments to the person in whose name the note is registered at the close of business on the record date for the interest payment.

The trustee initially will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Information concerning the trustee

We have appointed The Bank of New York Mellon trustee under the indenture, as paying agent, registrar and custodian with regard to the notes.

Certain U.S. federal tax considerations
for non-U.S. holders

The following discussion is a general summary of certain U.S. federal tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. Except where noted, this summary deals only with the notes held by a non-U.S. Holder. A “non-U.S. Holder” means a beneficial owner of the notes (other than a partnership) that is for U.S. federal income tax purposes not any of the following: (i) a citizen or individual resident of the United States (including certain U.S. expatriates), (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia), (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (2) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. If a partnership (including any entity that is treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of the notes that is a partnership, and partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal tax consequences described herein. This summary does not address any U.S. federal tax consequences, such as the estate and gift tax, other than U.S. federal income tax consequences.

The Internal Revenue Service (the “IRS”) may disagree with all or a part of the discussion below. Accordingly, persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

Payments of interest

A non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:

•	The interest is not “U.S. trade or business income” (as described below);

•	The non-U.S. Holder provides to the Withholding Agent (as defined below) a properly completed IRS Form W-8BEN (or suitable substitute form), signed under penalties of perjury, certifying that the non-U.S. Holder is not a United States person and providing the beneficial owner’s name and address. If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to the

Withholding Agent that it has received such a form from the beneficial owner or another intermediary and furnishes the Withholding Agent with a copy of such form. Generally, if the information provided in such IRS Form W-8BEN (or suitable substitute form) changes, the non-U.S. Holder must report that change within thirty days of such change. Generally, the non-U.S. Holder must confirm to the Withholding Agent the continuing validity of the IRS Form W-8BEN (or suitable substitute form) within the period beginning ninety days prior to the first day of the third calendar year following the provision of such form and during the same period every three years thereafter while such holder is still the beneficial owner of the notes;

•	The non-U.S. Holder does not actually or constructively own 10% or more of the voting power of our stock;

•	The non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us; and

•	The non-U.S. Holder is not a bank receiving interest on the notes in the manner described in section 881(c)(3)(A) of the Code.

For purposes of this discussion, any interest income and any gain realized on the sale, exchange, retirement or other taxable disposition of the notes will be considered “U.S. trade or business income” if such interest income or gain is (i) effectively connected with the conduct of a trade or business in the United States, and (ii) if an applicable income tax treaty so provides, is attributable to a permanent establishment in the United States.

A “Withholding Agent” is the last U.S. payor (or a non-U.S. payor who is a qualified intermediary, U.S. branch of a foreign person, withholding foreign trust or withholding foreign partnership) in the chain of payment prior to payment to a non-U.S. Holder (which itself is not a Withholding Agent).

To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a non-U.S. Holder claiming the benefit of that treaty provides to the Withholding Agent a properly executed IRS Form W-8BEN (or substitute form). The second exception is that the interest is U.S. trade or business income and the non-U.S. Holder provides a statement to that effect on an IRS Form W-8ECI (or substitute form). A non-U.S. Holder that provides a Form W-8ECI generally will be subject to U.S. federal income tax on a net income basis with respect to all income from the notes. Additionally, any such non-U.S. Holder that is a corporation for U.S. tax purposes could be subject to a branch profits tax on its effectively connected earnings and profits. Special procedures contained in Treasury regulations may apply to payments through intermediaries. We urge prospective non-U.S. Holders to consult their own tax advisors for information on the impact of these withholding regulations.

Dispositions of the notes

Generally, a non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other taxable disposition of a note unless:

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other taxable disposition and certain other conditions are met, or

•	the gain is U.S. trade or business income.

Information reporting requirements and backup withholding

Payments of interest made on or with respect to the notes to a non-U.S. Holder, and any taxes withheld from such payments, will generally be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. Holder that provides a properly completed IRS Form W-8BEN (or substitute form) or otherwise establishes an exemption will not be subject to additional information reporting requirements or backup withholding with respect to payments on the notes, provided that the Withholding Agent has no actual knowledge or reason to know that the holder is a United States person or otherwise does not satisfy the requirements for an exemption.

Information reporting and backup withholding will not apply if the proceeds of a note are paid to or through a foreign office of a broker that is not a United States person or a “U.S. related person,” as defined below. Information reporting (but not backup withholding) will apply if the proceeds of a note are paid to or through a foreign office of a broker that is either a United States person or a “U.S. related person.” However, no such reporting is required if (i) the holder certifies as to its status as a non-U.S. Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the non-U.S. Holder’s foreign status, and (ii) the broker has no actual knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a United States person or U.S. related person absent actual knowledge that the payee is a United States person.

For purposes of this paragraph, a “U.S. related person” is:

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income during a specified three-year period is effectively connected with the conduct of a U.S. trade or business; or

•	a foreign partnership if one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if the partnership is engaged in the conduct of a U.S. trade or business.

Information reporting and backup withholding will generally apply to a non-U.S. Holder if the proceeds of a note are paid to or through a U.S. office of a broker, unless the holder certifies as to its status as a non-U.S. Holder under penalties of perjury or otherwise establishes an exemption, provided that the broker has no actual knowledge or reason to know to the contrary.

Backup withholding is not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

The federal tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders of the notes should consult their own tax advisors with respect to the tax consequences to them of the beneficial ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and Banc of America Securities LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us the principal amount of notes set forth opposite the names of the underwriters below:

	Principal amount	Principal amount
Underwriter	of notes	of notes

Banc of America Securities LLC	$	$
J.P. Morgan Securities LLC
Morgan Stanley & Co. Incorporated

Total	$	$

The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the applicable public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount of the           notes and     % of the principal amount of the           notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to          % of the principal amount of the           notes and     % of the principal amount of the           notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to the offering, which we estimate will be $ .

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time. However, there is no assurance that the underwriters will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment shall be conducted by the relevant underwriter (or person acting on behalf of any underwriter) in accordance with all applicable laws and rules.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Conflicts of interest

In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with Arrow and its affiliates.

Affiliates of our underwriters act as administrative agent, syndication agent and lenders under our revolving credit facility, and provide financing to us under our asset securitization program. We may apply a portion of the net proceeds of the offering to repay borrowings under our outstanding revolving credit facility or our asset securitization program. As a result of this repayment, affiliates of our underwriters, Banc of America Securities LLC and J.P. Morgan Securities LLC, may receive more than 5% of the net proceeds of the offering, and therefore the offering will be conducted in accordance with NASD Rule 2720(a)(1).

Selling restrictions

European economic area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), it has not made and will not make an offer of the securities described in this prospectus to the public in that relevant member state other than:

(a) at any time to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors defined in the Prospectus Directive) subject to obtaining the prior written consent of the representatives; or

(d) at any time in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities referred to in (a) to (d) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”), received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Validity of the notes

The validity of the notes offered and sold in this offering will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP and for the underwriters by Davis Polk & Wardwell LLP.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in the accompanying prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Prospectus

Arrow Electronics, Inc.

Debt Securities
Preferred Stock
Common Stock
Warrants

We or selling security holders may offer and sell the securities from time to time in one or more offerings at prices and on terms to be determined at the time of offering. This prospectus provides you with a general description of the securities we or selling security holders may offer.

Each time we or selling security holders sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

We or selling security holders may offer and sell the following securities:

•	debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness;

•	preferred stock;

•	common stock; and

•	warrants.

Our common stock is traded on the New York Stock Exchange under the symbol “ARW.” Any common stock sold pursuant to this prospectus or any prospectus supplement will be listed on that exchange, subject to official notice of issuance. The prospectus supplement will state whether any other securities offered thereby will be listed on a securities exchange.

Investing in our securities involves risk. See “Risk Factors” beginning on page 9 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 23, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the “SEC.” By using a shelf registration statement, we or selling security holders may sell any combination of the securities described in this prospectus (from time to time and in one or more offerings). This prospectus only provides you with a general description of the securities that we or selling security holders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with any related free writing prospectus and the additional information described under the heading “Where You Can Find More Information.” Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Arrow”, “company”, “we”, “our”, “us” or similar references mean Arrow Electronics, Inc.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in or incorporated by reference in this prospectus and any supplement to this prospectus is accurate only as of the dates of their respective covers, regardless of the time of delivery of this prospectus or any supplement to this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since these dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus or any supplement to this prospectus in that jurisdiction. Persons who come into possession of this prospectus or any supplement to this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus or any supplement to this prospectus applicable to that jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s Web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

You may obtain a copy of any of our filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, without charge, by request directed to us at the following address and telephone number:

Arrow Electronics, Inc.
50 Marcus Drive
Melville, New York 11747-4210
(631) 847-2000
Attention: Secretary

Copies of these filings are also available from our website at http://www.arrow.com. We do not intend this internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus.

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any future filings we make with the SEC under Section 13(a), 13 (c), 14 or 15(d) of the Securities Exchange Act of 1934:

(1) Our Annual Report on Form 10-K for the year ended December 31, 2008;

(2) Our Quarterly Reports on Form 10-Q for the quarters ended April 4, 2009 and July 4, 2009;

(3) Our Current Reports on Form 8-K filed on March 3, 2009, April 8, 2009, May 5, 2009 and May 26, 2009; and

(4) The description of our common stock set forth on our registration statement filed with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Any information that we file later with the SEC will automatically update and supersede this information.

This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit in accordance with the rules and regulations of the SEC. We refer you to the registration statement and to the exhibits filed with the registration statement for further information with respect to Arrow. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions; our implementation of our new enterprise resource planning system; changes in product supply, pricing and customer demand; competition; other vagaries in the global components and global enterprise computing solutions (“ECS”) markets; changes in relationships with key suppliers; increased profit margin pressure; the effects of additional actions taken to become more efficient or lower costs; and our ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “may,” “will,” “believes,” “seeks,” “estimates,” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC.

We are a global provider of products, services, and solutions to industrial and commercial users of electronic components and enterprise computing solutions. We believe we are a leader in the electronics distribution industry in operating systems, employee productivity, value-added programs, and total quality assurance. We serve approximately 800 suppliers and approximately 130,000 original equipment manufacturers (“OEMs”), contract manufacturers (“CMs”), and commercial customers.

Serving our industrial and commercial customers as a supply channel partner, we offer both a wide spectrum of products and a broad range of services and solutions, including materials planning, design services, programming and assembly services, inventory management, and a variety of online supply chain tools.

Our diverse worldwide customer base consists of OEMs, CMs, and commercial customers. Customers include manufacturers of consumer and industrial equipment (including machine tools, factory automation, and robotic equipment), telecommunications products, automotive and transportation, aircraft and aerospace equipment, scientific and medical devices, and computer and office products. Customers also include value-added resellers (“VARs”) of enterprise computing solutions.

We maintain approximately 250 sales facilities and 21 distribution and value-added centers in 53 countries and territories, serving over 70 countries and territories. Through this network, we provide one of the broadest product offerings in the electronic components and enterprise computing solutions distribution industries and a wide range of value-added services to help customers reduce their time to market, lower their total cost of ownership, introduce innovative products through demand creation opportunities, and enhance their overall competitiveness.

We have two business segments. We distribute electronic components to OEMs and CMs through our global components business segment and provide enterprise computing solutions to VARs through our global ECS business segment.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratios of earnings to fixed charges on a consolidated basis for the periods indicated.

For purposes of computing the ratio of earning to fixed charges, “earnings” consists of income (loss) before income taxes, reduced by equity in earnings of affiliated companies and capitalized interest, plus fixed charges and distributed income from equity investees. “Fixed charges” consist of interest and other financing expenses, net, plus capitalized interest and the estimated interest component of rent expense.

	Six Months Ended	Year Ended December 31,
	July 4, 2009	2008(a)	2007	2006	2005	2004

Ratio of earnings to fixed charges	2.25	—	5.72	5.71	4.47	3.41

(a)	Earnings for 2008 were inadequate to cover fixed charges by $608.1 million due to a noncash impairment charge associated with goodwill of $1.02 billion, restructuring and integration charges of $70.1 million, and a charge related to a preference claim from 2001 of $10.9 million.

USE OF PROCEEDS

Except as otherwise described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of securities offered pursuant to this prospectus and any prospectus supplement will be used for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

We have described below the general terms and provisions of the debt securities to which a prospectus supplement may relate. We will describe the particular terms of the debt securities offered by any prospectus supplement in the prospectus supplement relating to the offered debt securities.

We may from time to time offer and sell debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness. The debt securities will be either our unsecured senior debt securities or our unsecured subordinated debt securities.

We will issue senior debt securities under an indenture, called the “senior indenture”, dated as of January 15, 1997, between us and The Bank of New York Mellon (as successor to Bank of Montreal Trust Company), as trustee, in such capacity, called the “senior trustee”. We may also issue subordinated debt securities under a proposed indenture, called the “subordinated indenture”, between us and The Bank of New York Mellon, as trustee, in such capacity the “subordinated trustee”. In this prospectus, we refer to the senior indenture and the subordinated indenture together as the “indentures”, to the senior debt securities and the subordinated debt securities together as the “debt securities” and to the senior trustee and the subordinated trustee together as the “trustees”. Unless otherwise indicated, section references in this prospectus or in an accompanying prospectus supplement are to the relevant provisions of both the senior indenture and the subordinated indenture. The following summary of important provisions of the debt securities and the indentures does not purport to be complete. This summary is subject to the detailed provisions of the indentures, including the definition of certain terms used in this prospectus and those terms made a part of the indentures by reference to the Trust Indenture Act. Wherever particular sections or defined terms of the indentures are referred to, those sections or defined terms are incorporated by reference in this prospectus as part of the statement made, and the statement is qualified in its entirety by such reference. Numerical references in parentheses below are to sections in the indentures. Capitalized terms that are used and not otherwise defined in this prospectus will have the meanings assigned to them in the indentures.

GENERAL

The indentures provide for the issuance from time to time of debentures, notes or other evidences of indebtedness by us in an unlimited amount pursuant to a supplemental indenture, a board resolution, or an officer’s certificate pursuant to a supplemental indenture or board resolution. (Section 2.3)

Under each indenture, we may issue debt securities in one or more series with the same or various maturities, at par, at a premium or with an original issue discount. The applicable prospectus supplement relating to a particular series of debt securities will describe the specific terms of the debt securities we may offer, including:

(a) the designation of the debt securities of a particular series, which will distinguish the debt securities of that series from the debt securities of all other series;

(b) any limit upon the aggregate principal amount of the debt securities of that series that may be authenticated and delivered under the indentures and any limitation on our ability to increase the aggregate principal amount after the initial issuance of the debt securities of that series;

(c) the date or dates on which the principal of the debt securities of that series is payable (which date or dates may be fixed or extendible);

(d) the rate or rates (which may be fixed or variable) per year at which the debt securities of that series will bear interest, if any;

(e) the date or dates from which interest will accrue, on which interest will be payable and (in the case of registered securities (which is defined as any debt security registered on the security register)) on which a record will be taken for the determination of holders to whom interest is payable and/or the method by which such rate or rates or date or dates will be determined;

(f) if other than as provided in the indentures, the place or places where (1) the principal of and any interest on debt securities will be payable, (2) any registered securities may be surrendered for exchange, (3) notices, demands to or upon us in respect of the debt securities of that series or the indentures may be served and (4) notice to holders may be published;

(g) our right, if any, to redeem debt securities of that series, in whole or in part, at our option and the period or periods within which, the price or prices at which and any terms and conditions upon which debt securities of that series may be redeemed pursuant to any sinking fund or otherwise;

(h) our obligation, if any, to redeem, purchase or repay debt securities of that series pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder and the price or prices at which and the period or periods within which and any of the terms and conditions upon which debt securities of that series will be redeemed, purchased or repaid, in whole or in part, pursuant to our redemption obligation;

(i) if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which debt securities of that series will be issuable;

(j) if other than the principal amount of the debt securities, the portion of the principal amount of debt securities of that series which will be payable upon acceleration of the maturity of those securities;

(k) if other than the coin or currency in which the debt securities of that series are denominated, the coin or currency in which payment of the principal of or interest on the debt securities of that series will be payable or if the amount of payments of principal of and/or interest on the debt securities of that series may be determined with reference to an index based on a coin or currency other than that in which the debt securities of that series are denominated, the manner in which those amounts will be determined;

(l) if other than the currency of the United States of America, the currency or currencies, including composite currencies, in which payment of the principal of and interest on the debt securities of that series will be payable, and the manner in which any currencies will be valued against other currencies in which any other debt securities will be payable;

(m) whether the debt securities of that series or any portion thereof will be issuable, with or without coupons, as registered securities (and if so, whether those debt securities will be issuable as registered global securities) or unregistered securities (which is defined as any debt security other than a registered security), or any combination of the foregoing, any restrictions applicable to the offer, sale or delivery of unregistered securities or the payment of interest on those securities and, if other than as provided in the indenture, the terms upon which unregistered securities of any series may be exchanged for registered securities of that series and vice versa;

(n) whether and under what circumstances we will pay additional amounts on debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem the securities rather than pay any additional amounts;

(o) if the debt securities of that series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt security of that series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of those certificates, documents or conditions;

(p) any trustees, depositaries, authenticating or paying agents, transfer agents or the registrar or any other agents with respect to the debt securities of that series;

(q) provisions, if any, for the defeasance of the debt securities of that series, including provisions permitting defeasance of less than all the debt securities of that series, which provisions may be in addition to, in substitution for, or in modification of (or any combination of the foregoing) the provisions of the indentures;

(r) if the debt securities of that series are issuable in whole or in part as one or more registered global securities, the identity of the depositary (if other than The Depository Trust Company, or DTC) for that registered global security or securities (which depositary will, at the time of its designation as depositary and at all times while it serves as depositary, be a clearing agency registered under the Exchange Act and any other applicable statute or regulation);

(s) any other events of default or covenants with respect to the debt securities of that series in addition to the events of default or covenants set forth in the indentures; and

(t) any other terms of the debt securities of that series, which terms will not be inconsistent with the provisions of the indentures.

Neither indenture contains any restriction on the payment of dividends or any financial covenants. Neither indenture contains provisions which would afford you protection in the event of a transfer of assets to a subsidiary and incurrence of unsecured debt by such subsidiary, or in the event of a decline in our credit quality resulting from highly leveraged or other similar transactions involving us.

The senior debt securities will be unsubordinated obligations of ours and the senior debt securities will rank equal in right of payment with all of our existing and future unsecured and unsubordinated obligations.

The indebtedness represented by the subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt, as described below under “Subordination”. Claims of holders of the debt securities will be effectively subordinated to the claims of holders of the debt of our subsidiaries with respect to the assets of our subsidiaries. In addition, claims of holders of the debt securities will be effectively subordinated to the claims of holders of our secured debt and the secured debt of our subsidiaries with respect to the collateral securing those claims. Our claims as the holder of general unsecured intercompany debt will be similarly effectively subordinated to claims of holders of secured debt of our subsidiaries.

SUBORDINATION

If we issue subordinated debt securities, our obligations to make any payment of the principal of and premium, if any, and interest on, any subordinated debt securities to be issued will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness, whether outstanding on the date of the subordinated indenture or thereafter incurred.

We may not pay the principal of or interest or premium on the subordinated debt securities if (i) we fail to make any of such payments on any senior indebtedness (other than trade accounts payable) which has matured by lapse of time, acceleration or otherwise, or (ii) a default occurs on the senior indebtedness (other than trade accounts payable) that allows the holders of the senior indebtedness to accelerate its maturity after lapse of time, the giving of notice or both and that default continues.

If any payment or distribution of our assets occurs upon our dissolution, winding-up, liquidation or reorganization, we may not pay the principal of or interest or premium on the subordinated debt securities until we have made such payments in full to the holders of all senior indebtedness. If such dissolution, winding-up, liquidation or reorganization occurs and the holders of the subordinated debt securities receive a payment or distribution, then they must turn that payment or distribution over to the holders of the senior indebtedness or a trustee for the benefit of the senior indebtedness holders. Because of this subordination, if an insolvency occurs, holders of the subordinated debt securities may recover less, proportionately, than holders of senior debt and our general unsecured creditors.

CONVERSION

The terms, if any, on which debt securities are convertible into our common stock will be set forth in the prospectus supplement for that series of debt securities. These terms will include:

•	the conversion price,

•	the conversion period,

•	provision as to whether conversion will be at our option or at the option of the holder,

•	the events requiring an adjustment of the conversion price, and

•	provisions affecting conversion in the event of the redemption of such series of debt securities.

REGISTERED GLOBAL SECURITIES

Unless otherwise specified in the applicable prospectus supplement, DTC will act as securities depositary for the debt securities. The debt securities will be issued only as registered global securities registered in the name of DTC’s nominee, which we expect will be Cede & Co. We will issue one or more registered global securities for the debt securities representing the aggregate principal amount of that series of debt securities and will deposit the registered global securities with DTC.

The description of book-entry procedures in this prospectus includes summaries of certain rules and operating procedures of DTC that affect transfers of interests in the registered global securities issued in connection with sales of debt securities made pursuant to this prospectus. The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the DTC settlement system and are subject to change from time to time.

DTC has advised us that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	“a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Indirect access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors that are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that, upon the issuance of a global note, DTC will credit, on its book entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants, including indirect participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and participants and indirect participants (with respect to the owners of beneficial interests in the global notes other than participants). Likewise, beneficial interests in global notes may only be transferred in accordance with DTC’s procedures, in addition to those provided for under the indenture and, if applicable, those of the applicable participants or indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking société anoyme (“Clearstream Luxembourg”).

So long as DTC or its nominee is the registered holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the related notes for all purposes under the indenture. Except as described in this prospectus, owners of beneficial interests in the global notes will not be entitled to have the notes represented by such global notes registered in their names and will not receive or be entitled to receive physical delivery of certificated notes. In addition, owners of beneficial interests in the global notes will not be considered to be the owners or registered holders of the notes represented by those beneficial interests under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any right of a registered holder of notes. We understand that under existing industry practice, in the event that DTC is entitled to take any action as the registered holder of a global note, DTC would authorize its participants to take such action and that the participants would authorize owners of beneficial interests owning through such participants to take such action or would otherwise act upon the instructions of owners of beneficial interests.

Payment of principal of and premium, if any, and interest on notes represented by a global note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered holder of such global note. We expect that DTC or its nominee, upon receipt of any payment in respect of a global note, will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of DTC. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants and indirect participants or the relationship between such participants and indirect participants and the owners of beneficial interests owning through such participants and indirect participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and operating procedures and will be settled in same day funds, while transfers between participants in Euroclear and Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Any cross market transfer between participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with its rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary. However, such cross market transfers will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global note in DTC, and making or receiving payment in accordance with normal procedures for funds settlement applicable to DTC. Participants in Euroclear or Clearstream Luxembourg may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg, as the case may be.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing a beneficial interest in a global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Luxembourg, as applicable) immediately following DTC’s settlement date. Credit of such transfer of a beneficial interest in a global note settled during such processing day will be reported to the applicable Euroclear or Clearstream Luxembourg participant on that day. Cash received in Euroclear or Clearstream Luxembourg as a result of a transfer of a beneficial interest in a global note by or through a Euroclear or Clearstream Luxembourg participant to a DTC participant will be received with value on DTC’s settlement date but will be available in the applicable Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

Although we believe that DTC, Euroclear and Clearstream Luxembourg have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this subsection concerning DTC, Euroclear and Clearstream Luxembourg and their respective book entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN COVENANTS

Except as specified below or in the applicable prospectus supplement, the following covenants apply to all series of senior debt securities.

RESTRICTIONS ON LIENS.  The senior indenture provides that we will not, and will not permit any Restricted Subsidiary to, create or incur any Lien on any shares of stock, indebtedness or other obligations of a Restricted Subsidiary or any Principal Property of ours or of a Restricted Subsidiary, whether those shares of stock, indebtedness or other obligations of a Restricted Subsidiary or Principal Property are owned at the date of the senior indenture or acquired afterwards, unless we secure or cause the applicable Restricted Subsidiary to secure the debt securities outstanding under the senior indenture equally and ratably with (or, at our option, prior to) all indebtedness secured by the particular Lien, so long as the indebtedness is so secured. This covenant does not apply in the case of:

(a) the creation of any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the senior indenture (including acquisitions by way of merger or consolidation) by us or a Restricted Subsidiary, contemporaneously with that acquisition, or within 180 days thereafter, to secure or provide for the payment or financing of any part of the purchase price, or the assumption of any Lien upon any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the senior indenture existing at the time of the acquisition, or the acquisition of any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property subject to any Lien without the assumption of that Lien, provided that every Lien referred to in this clause (a) will attach only to the shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements on that Principal Property;

(b) any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property existing on the date of the senior indenture;

(c) any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property in favor of us or any Restricted Subsidiary;

(d) any Lien on any Principal Property being constructed or improved securing loans to finance the construction or improvements of that property;

(e) any Lien on shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations, including, without limitation, industrial revenue bonds and similar financings;

(f) any mechanics’, materialmen’s, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations that are not yet due or that are being contested in good faith;

(g) any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property for taxes, assessments or governmental charges or levies not yet delinquent, or already delinquent but the validity of which is being contested in good faith;

(h) any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property arising in connection with legal proceedings being contested in good faith, including any judgment Lien so long as execution on the Lien is stayed;

(i) any landlord’s Lien on fixtures located on premises leased by us or a Restricted Subsidiary in the ordinary course of business, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved;

(j) any Lien arising by reason of deposits necessary to qualify us or any Restricted Subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law;

(k) Liens on our current assets to secure loans to us that mature within twelve months from their creation and that are made in the ordinary course of business; and

(l) any renewal of or substitution for any Lien permitted by any of the preceding clauses, provided, in the case of a Lien permitted under clauses (a), (b) or (d), the indebtedness secured is not increased nor the Lien extended to any additional assets. (Section 4.3(a) of senior indenture)

Notwithstanding the foregoing, we or any Restricted Subsidiary may create or assume Liens in addition to those permitted by the preceding paragraph, and renew, extend or replace those Liens, provided that at the time of and after giving effect to the creation, assumption, renewal, extension or replacement, Exempted Debt does not exceed 15 percent of Consolidated Net Tangible Assets. (Section 4.3(b) of senior indenture)

RESTRICTIONS ON SALE AND LEASE-BACK TRANSACTIONS.  The senior indenture provides that we will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to us or to a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion of that Principal Property, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of that property by the lessee will be discontinued. Notwithstanding the foregoing, we or any Restricted Subsidiary may sell any Principal Property and lease it back for a longer period:

(a) if we or such applicable Restricted Subsidiary would be entitled, pursuant to the provisions of the senior indenture, described under the first paragraph under “Restrictions on Liens” above, to create a Lien on the property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to the sale and lease-back transaction without equally and ratably securing the outstanding senior debt securities; or

(b) if we promptly inform the trustee of the transaction, and we cause an amount equal to the fair value (as determined by resolution of our board of directors) of the property to be applied (1) to the purchase of other property that will constitute Principal Property having a fair value at least equal to the fair value of the property sold, or (2) to the retirement within 120 days after receipt of the proceeds of Funded Debt incurred or assumed by us or a Restricted Subsidiary, including the senior debt securities; provided, further that, in lieu of applying all of or any part of such net proceeds to such retirement, we may, within 75 days after the sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or debt securities evidencing Funded Debt of ours (which may include the senior debt securities) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not yet tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such debt securities or debentures, and an officer’s certificate (which will be delivered to the trustee) stating that we elect to deliver or cause to be delivered the debentures or debt securities in lieu of retiring Funded Debt as provided in the senior indenture.

If we deliver debentures or debt securities to the trustee and we duly deliver the officers’ certificate, the amount of cash that we will be required to apply to the retirement of Funded Debt under this provision of the senior indenture will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of the applicable debentures or debt securities, so delivered, or, if there are no such redemption prices, the principal amount of those debentures or debt securities. If the applicable debentures or debt securities provide for an amount less than the principal amount to be due and payable upon a declaration of the maturity, then the amount of cash will be reduced by the amount of principal of those debentures or debt securities that would be due and payable as of the date of the application upon a declaration of acceleration of the maturity pursuant to the terms of the indenture pursuant to which those debentures or debt securities were issued. (Section 4.4(a) of senior indenture)

Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted by this paragraph, without any obligation to retire any outstanding debt securities or other Funded Debt, provided that at the time of entering into and giving effect to such sale and lease-back transactions, Exempted Debt does not exceed 15 percent of Consolidated Net Tangible Assets. (Section 4.4(b) of senior indenture)

CERTAIN DEFINITIONS

The term “Attributable Debt” as defined in the senior indenture means when used in connection with a sale and leaseback transaction referred to above under “— Certain Covenants — Restrictions on Sale and Lease-Back Transactions,” on any date as of which the amount of Attributable Debt is to be determined, the product of (a) the net proceeds from the sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in the sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on the date of the making of the computation, and the denominator of which is the number of full years of the term of the lease measured from the first day of the term.

The term “Consolidated Net Tangible Assets” as defined in the senior indenture means total assets after deducting all current liabilities and intangible assets as set forth in our most recent consolidated balance sheet and computed in accordance with GAAP.

The term “Exempted Debt” as defined in the senior indenture means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined:

(a) indebtedness of ours and our Restricted Subsidiaries incurred after the date of such indenture and secured by liens created or assumed or permitted to exist pursuant to Section 4.3(b) of such indenture described above under the last paragraph of “ — Certain Covenants — Restrictions on Liens”; and

(b) Attributable Debt of ours and our Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to Section 4.4 (b) of such indenture described above under the last paragraph of “— Certain Covenants — Restrictions on Sales and Lease-Back Transactions”.

The term “Funded Debt” as defined in the senior indenture means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible at the option of the obligor, beyond one year from the date of its creation.

The terms “Holder” or “Securityholder” as defined in the applicable indenture mean the registered holder of any debt security with respect to registered securities and the bearer of any unregistered security or any coupon appertaining to it, as the case may be.

The term “GAAP” as defined in the senior indenture means generally accepted accounting principles in the United States at the date of any computation.

The term “Lien” as defined in the senior indenture means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purposes of such indenture, we or any Subsidiary will be deemed to own, subject to a Lien, any asset that we have acquired or hold subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

The term “Original Issue Discount Security” as defined in the applicable indenture means any debt security that provides for an amount less than the principal amount of a particular security to be due and payable upon a declaration of acceleration of the maturity of that security pursuant to Section 6.2 of such indenture in case of an event of default as described under “— Events of Default.”

The term “Principal Property” as defined in the senior indenture means any manufacturing or processing plant or warehouse owned at the date of the senior indenture or acquired after that date by us or any of our Restricted Subsidiaries which is located within the United States and the gross book value of which (including related land and improvements and all machinery and equipment without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 2 percent of Consolidated Net Tangible Assets, other than:

(a) any manufacturing or processing plant or warehouse or any portion of the same (together with the land on which it is erected and fixtures that are a part of that land) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Internal Revenue Code (or which receive similar tax treatment under any subsequent amendments or any successor laws or under any other similar statute of the United States);

(b) any property which in the opinion of our board of directors is not of material importance to the total business conducted by us as an entirety; or

(c) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

The term “Restricted Subsidiary” as defined in the senior indenture means a Subsidiary of ours (a) of which substantially all the property is located, or substantially all the business is carried on, within the United States, and (b) which owns a Principal Property; provided, however, that any Subsidiary may be declared a Restricted Subsidiary by board resolution, effective as of the date such board resolution is adopted; provided further, that any such declaration may be rescinded by further board resolution, effective as of the date that further board resolution is adopted.

The term “Senior Indebtedness” as defined in the subordinated indenture means (a) the principal of, premium, if any, and interest on all indebtedness, whether outstanding on the date of the subordinated indenture as originally executed or thereafter created or incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is not superior in right of payment to the subordinated debt securities; and (b) any amendments, modifications, deferrals, renewals or extensions of any such Senior Indebtedness, or debentures, notes or other evidences of indebtedness issued in exchange for any such Senior Indebtedness; provided, however, that Senior Indebtedness shall not be deemed to include (i) indebtedness which constitutes subordinated indebtedness and (ii) any other debt securities issued pursuant to the subordinated indenture.

The term “Subsidiary” as defined in the applicable indenture means, with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by that person and one or more other Subsidiaries of that person.

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

Under each indenture, we may not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (in one transaction or a series of related transactions) to, any person (other than a consolidation with or merger with or into a Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Subsidiary) or permit any person to merge with or into us unless (a) either (1) we will be the continuing person or (2) the person (if other than ourselves) formed by the consolidation or into which we are merged or that acquired or leased such property and assets of ours will be a corporation organized and validly existing under the laws of the United States of America or any of its jurisdictions and will expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations on all of the debt securities under such indenture, and we will have delivered to the trustee an opinion of counsel stating that the consolidation, merger or transfer and the supplemental indenture complies with such indenture and that all conditions precedent provided for in such indenture relating to the transaction have been complied with and that the supplemental indenture constitutes a legal, valid and binding obligation of ours or the successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (b) an officers’ certificate to the effect that immediately after giving effect to such transaction, no default will have occurred and be continuing and an opinion of counsel as to the matters set forth in clause (a) will have been delivered to the trustee. (Section 5.1)

EVENTS OF DEFAULT

Events of default defined in the indentures with respect to the debt securities of any series are:

(a) we default in the payment of the principal of any debt securities of a series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

(b) we default in the payment of interest on any debt securities of a series when the same becomes due and payable, and that default continues for a period of 30 days;

(c) we default in the performance of or breach any other covenant or agreement of ours in the applicable indenture with respect to the debt securities of a series and that default or breach continues for a period of 30 consecutive days (or, in the case of the subordinated indenture, 60 consecutive days) after written notice to us by the trustee or to us and the trustee by the Holders of 25 percent or more in aggregate principal amount of the debt securities of all series affected thereby;

(d) an involuntary case or other proceeding is commenced against us or any Restricted Subsidiary with respect to our debts or our Restricted Subsidiary’s debts under any bankruptcy, insolvency or other similar law now or in the future in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official relating to us or a substantial part of our property, and the involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against us or any Restricted Subsidiary under the federal bankruptcy laws as now or in the future in effect;

(e) we or any Restricted Subsidiary (1) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or in the future in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (2) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Restricted Subsidiary or for all or substantially all of our property and assets or any Restricted Subsidiary’s property and assets or (3) effect any general assignment for the benefit of creditors; and

(f) any other event of default established with respect to any series of debt securities issued pursuant to the applicable indenture occurs. (Section 6.1)

The indentures provide that if an event of default described in clauses (a) or (b) above, with respect to the debt securities of any series then outstanding, occurs and is continuing, then, and in each and every such case, except for any series of debt securities the principal of which has already become due and payable, either the trustee or the Holders of not less than 25 percent in aggregate principal amount of the debt securities of any such affected series then outstanding under the applicable indenture (each series being treated as a separate class) by notice in writing to us (and to the trustee if given by Securityholders), may declare the entire principal (or, if the debt securities of any such series are Original Issue Discount Securities, the applicable portion of the principal amount as may be specified in the terms of the particular series established pursuant to that indenture) of all debt securities of the affected series, and the interest accrued on that series, if any, to be due and payable immediately, and upon any such declaration the same will become immediately due and payable.

If an event of default described clauses (c) or (f) above, with respect to the debt securities of one or more but not all series then outstanding, or with respect to the debt securities of all series then outstanding, occurs and is continuing, then, and in each and every such case, except for any series of debt securities the principal of which has already become due and payable, either the trustee or the Holders of not less than 25 percent in aggregate principal amount (or, if the debt securities of any such series are Original Issue Discount Securities, the amount of which is accelerable as described in this paragraph) of the debt securities of all the affected series then outstanding under the applicable indenture (treated as a single class) by notice in writing to us (and to the trustee if given by Securityholders) may declare the entire principal (or, if the debt securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of all the affected series, and the interest accrued on those series, if any, to be due and payable immediately, and upon any such declaration the same will become immediately due and payable.

If an event of default described in clauses (d) or (e) above occurs and is continuing, then the principal amount (or, if any debt securities are Original Issue Discount Securities, the portion of the principal as may be specified in the terms of that series) of all the debt securities then outstanding and interest accrued on those debt securities, if any, will be and become immediately due and payable without any notice or other action by any Holder or the trustee to the full extent permitted by applicable law. Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the Holders of a majority in principal of the then outstanding debt securities of all series that have been accelerated, voting as a single class. (Section 6.2)

TRUSTEE’S RIGHTS

The indentures contain a provision under which, subject to the duty of the trustee during a default to act with the required standard of care:

(a) the trustee may rely and will be protected in acting or refraining from acting upon any resolution, certificate, officer’s certificate, opinion of counsel, statement, instrument, opinion, report,

notice, request, direction, consent, order, bond, debenture, note, other evidence or indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person or persons, and the trustee need not investigate any fact or matter stated in the document, but the trustee, in its discretion, may make any further inquiry or investigation into any facts or matters as it may see fit;

(b) before the trustee acts or refrains from acting, it may require an officer’s certificate and/or an opinion of counsel, which will conform to the requirements of the applicable indenture, and the trustee will not be liable for any action it takes or omits to take in good faith in reliance on that certificate or opinion; subject to the terms of such indenture, whenever in the administration of the trusts of such indenture the trustee deems it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action under the indenture, that matter (unless other evidence in respect thereof be specifically prescribed in such indenture) may, in the absence of negligence or bad faith on the part of the trustee, be deemed to be conclusively proved and established by an officer’s certificate delivered to the trustee, and that certificate, in the absence of negligence or bad faith on the part of the trustee, will be full warrant to the trustee for any action taken, suffered or omitted by it under the provisions of such indenture upon the faith of the officer’s certificate;

(c) the trustee may act through its attorneys and agents not regularly in its employ and will not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it under the applicable indenture;

(d) any request, direction, order or demand of us mentioned in the applicable indenture will be sufficiently evidenced by an officer’s certificate (unless other evidence is specifically prescribed in such indenture); and any board resolution may be evidenced to the trustee by a copy of the resolution certified by our Secretary or an Assistant Secretary;

(e) the trustee will be under no obligation to exercise any of the rights or powers vested in it by the applicable indenture at the request, order or direction of any of the Holders, unless the Holders have offered the trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with the request or direction;

(f) the trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with the applicable indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee, under such indenture;

(g) the trustee may consult with counsel, and the written advice of its counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it under the applicable indenture in good faith and in reliance on that opinion of counsel; and

(h) prior to the occurrence of an event of default under each indenture and after the curing or waiving of all events of default, the trustee will not be bound to make any investigation into the facts or matters stated in any resolution, certificate, officer’s certificate, opinion of counsel, board resolution, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document, but the trustee, in its discretion, may make any further inquiry or investigation into any facts or matters as it may see fit and, if the trustee decides to make such further inquiry or investigation, it will be entitled to examine, during normal business hours and upon prior written notice, our books, records and premises, personally or by agent or attorney. (Section 7.2)

Subject to various provisions in the indentures, the Holders of at least a majority in principal amount (or, if the debt securities are Original Issue Discount Securities, such portion of the principal as is then accelerable under the applicable indenture) of the applicable outstanding debt securities of all series affected (voting as a single class) by notice to the trustee, may waive, on behalf of the Holders of all the debt securities of that series, an existing default or event of default with respect to such debt securities of that series and its consequences, except a default in the payment of principal of or interest on any debt security as specified in clauses of the “Events of Default” section above or in respect of a covenant or provision of such indenture which cannot be modified or amended without the consent of the Holder of each outstanding debt security affected by the default. Upon any waiver, the default will cease to exist, and any event of default with respect to the debt securities of that series will be deemed to have been cured, for every purpose of such indenture. However, no waiver will extend to any subsequent or other default or event of default or impair any right in relation to any subsequent or other default or event of default. (Section 6.4)

Subject to provisions in the indentures for the indemnification of the trustee and certain other limitations, the Holders of at least a majority in aggregate principal amount (or, if any debt securities are Original Issue Discount Securities, the portion of the principal as is then accelerable under the applicable indenture) of the applicable outstanding debt securities of all series affected (voting as a single class), may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series by such indenture, provided that the trustee may refuse to follow any direction that conflicts with law or such indenture that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction; and provided, further that the trustee may take any other action it deems proper that is not inconsistent with any directions received from such Holders of debt securities pursuant to such indenture. (Section 6.5)

The indentures provide that no Holder of any applicable debt securities of any series may institute any proceeding, judicial or otherwise, with respect to the applicable indenture or the debt securities of that series, or for the appointment of a receiver or trustee, or for any other remedy under the indentures, unless:

(a) such Holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(b) such Holders of at least 25 percent in aggregate principal amount of applicable outstanding debt securities of the affected series have made written request to the trustee to institute proceedings in respect of the event of default in its own name as trustee under such indenture;

(c) the Holder or Holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with the request;

(d) the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

(e) during the 60-day period, the Holders of a majority in aggregate principal amount of the applicable outstanding debt securities of the affected series have not given the trustee a direction that is inconsistent with such written request. A Holder may not use such indenture to prejudice the rights of another Holder or to obtain a preference or priority over any other Holder. (Section 6.6)

The indentures contain a covenant that we will file with the trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. (Section 4.6)

DISCHARGE, LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Each indenture provides with respect to each series of applicable debt securities that, except as otherwise provided in this paragraph, we may terminate our obligations under such debt securities of a series and the applicable indenture with respect to debt securities of that series if:

(a) all debt securities of that series previously authenticated and delivered, with certain exceptions, have been delivered to the trustee for cancellation, and we have paid all sums payable by us under such indenture with respect to that series; or

(b) (1) the debt securities of that series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption;

(2) we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the Holders of those debt securities, for that purpose, money or U.S. Government obligations or a combination of money or U.S. Government obligations sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee), without consideration of any reinvestment, to pay principal of and interest on the debt securities of that series to maturity or redemption, as the case may be, and to pay all other sums payable by us under such indenture; and

(3) we deliver to the trustee an officer’s certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of that series have been complied with.

With respect to the foregoing clause (a), only our obligations to compensate and indemnify the trustee will survive. With respect to the foregoing clause (b), only our obligations to execute and deliver debt securities of that series for authentication, to set the terms of the debt securities of that series, to maintain an office or agency in respect of the debt securities of that series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of that series, to deliver debt securities of that series for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee will survive until those debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee and its right to recover excess money held by the trustee will survive. (Section 8.1)

Each indenture provides that, except as otherwise provided in this paragraph, we:

(a) will be deemed to have paid and will be discharged from any and all obligation, in respect of the debt securities of any series, and the provisions of such indenture will no longer be in effect with respect to the debt securities of that series (a “legal defeasance”); and

(b) may omit to comply with any specific covenant relating to such series provided for in a board resolution or supplemental indenture or officer’s certificate that may by its terms be defeased pursuant to the indenture (or any term, provision or condition of the senior indenture described under “— Certain Covenants”, in the case of the senior indenture) and our omission will be deemed not to be an event of default under clauses (c) and (f) under “Events of Default” above with respect to the outstanding debt securities of a series (a “covenant defeasance”);

provided that the following conditions will have been satisfied:

(a) we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the Holders of the debt securities of that series, for payment of the principal of and interest on those debt securities, money or U.S. Government obligations or a combination of the foregoing sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect of those payments payable by the trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

(b) our deposit will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(c) no default with respect to those debt securities will have occurred and be continuing on the date of the deposit;

(d) we will have delivered to the trustee an opinion of counsel that the Holders of the debt securities of that series have a valid security interest in the trust funds subject to no prior liens under such Uniform Commercial Code; and

(e) we will have delivered to the trustee an officer’s certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with.

In the case of a legal defeasance, we will have delivered to the trustee an opinion of counsel (based on a change in law) or a ruling directed to the trustee from the United States Internal Revenue Service that the Holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this provision of the applicable indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as could have been the case if the deposit and defeasance had not occurred, or an instrument, in form reasonably satisfactory to the trustee, where we, notwithstanding a legal defeasance of our indebtedness in respect of debt securities of any series, or any portion of the principal amount thereof, will assume the obligation which will be absolute and unconditional) to irrevocably deposit with the trustee any additional sums of money or additional U.S. Government obligations or any combination of money or U.S. Government obligations, at such time or times as necessary, together with the money and/or U.S. Government obligations so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on the applicable debt securities; provided, however, that the instrument may state that our obligation to make additional deposits as aforesaid will be subject to the delivery to us by the trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing selected by the trustee, showing the applicable calculation.

Subsequent to a legal defeasance, our obligations to execute and deliver debt securities of that series for authentication, to set the terms of the debt securities of that series, to maintain an office or agency in respect of the debt securities of that series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of that series, to deliver debt securities of that series for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee will survive until those debt securities are no longer outstanding. After those debt securities are no longer outstanding, in the case of a legal defeasance, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee will survive. (Sections 8.2 and 8.3)

MODIFICATION OF THE INDENTURE

Each indenture provides that we and the trustee may amend or supplement such indenture or the applicable debt securities of any series without notice to or the consent of any Holder:

(a) to cure any ambiguity, defect or inconsistency in such indenture, provided that such amendments or supplements do not materially and adversely affect the interests of the Holders;

(b) to comply with Article 5 (which relates to the covenant discussed under “— Restrictions on Mergers and Sales of Assets”) of such indenture;

(c) to comply with any requirements of the SEC in connection with the qualification of such indenture under the Trust Indenture Act;

(d) to evidence and provide for the acceptance of appointment under such indenture with respect to the debt securities of any or all series by a successor trustee;

(e) to establish the form or forms or terms of debt securities of any series or of the coupons appertaining to such debt securities as permitted under such indenture;

(f) to provide for uncertificated or unregistered debt securities and to make all appropriate changes for such purpose;

(g) to change or eliminate any provisions of such indenture with respect to all or any series of the debt securities not then outstanding (and, if the change is applicable to fewer than all those series of the applicable debt securities, specifying the series to which the change is applicable), and to specify the rights and remedies of the trustee and the Holders of those debt securities; and

(h) to make any change that does not materially and adversely affect the rights of any Holder. (Section 9.1)

Each indenture also contains provisions that allow us and the trustee, subject to certain conditions, without prior notice to any Holders, to amend such indenture and the outstanding debt securities of any series with the written consent of the Holders of a majority in aggregate principal amount of the applicable debt securities then outstanding of all series affected by such supplemental indenture (all such series voting as one class). The Holders of a majority in aggregate principal amount of the applicable outstanding debt securities of all series affected (all such series voting as one class) by written notice to the trustee may waive future compliance by us with any provision of such indenture or the debt securities of that series. Notwithstanding the foregoing provisions, without the consent of each applicable Holder affected, an amendment or waiver, including a waiver pursuant to Section 6.4 of such indenture, may not:

(a) extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, the Holder’s debt security or reduce the principal amount or the rate of interest of that debt security (including any amount in respect of original issue discount), or any premium payable with respect to that debt security, or adversely affect the rights of that Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of that Holder, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon the acceleration of the maturity of that debt security or any amount provable in bankruptcy, or change any place of payment where, or the currency in which, any debt security or any premium or the interest on that debt security is payable, or impair the right to institute suit for the enforcement of any payment on or after the due date of that payment;

(b) reduce the percentage in principal amount of outstanding debt securities of the relevant series the consent of whose Holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of such indenture or certain defaults and their consequences provided for therein;

(c) waive a default in the payment of principal of or interest on any applicable debt security of a Holder; or

(d) modify any of the provisions of such indenture governing supplemental indentures with the consent of Securityholders, except to increase the percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the Holder of each outstanding debt security affected by the modification.

A supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of Holders of applicable debt securities of that series with respect to that covenant or provision, will be deemed not to affect the rights under such indenture of the Holders of debt securities of any other series or of the coupons appertaining to those debt securities. It will not be necessary for the consent of any Holder under such indenture to approve the particular form of any proposed amendment, supplement or waiver, but it will be sufficient if the consent approves the substance of the amendment, supplement or waiver. After an amendment, supplement or waiver under such indenture becomes effective, we or, at our request, the trustee will give to the affected Holders a notice briefly describing the amendment, supplement or waiver. We or, at our request, the trustee will mail supplemental indentures to Holders upon request. Any failure of us to mail such notice, or any defect in the notice, will not, however, in any way impair or affect the validity of any supplemental indenture or waiver. (Section 9.2)

DESCRIPTION OF CAPITAL STOCK

We have authority to issue 160,000,000 shares of common stock, par value $1.00 per share and 2,000,000 shares of preferred stock, par value $1.00 per share. As of July 24, 2009, we had outstanding 119,630,955 shares of common stock and no shares of preferred stock. Our board of directors has authority, without action by our shareholders, to issue authorized and unissued shares of preferred stock in one or more series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preference as to dividends and in liquidation, conversion, redemption and other rights of each series.

The following is a brief summary of the voting, dividend, liquidation and certain other rights of the holders of the capital stock as set forth in our by-laws and Restated Certificate of Incorporation, copies of which are filed with the Commission.

COMMON STOCK

Voting Rights-Noncumulative Voting.  The holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders, including the election of directors. Shareholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to the board of directors.

Our Restated Certificate of Incorporation requires the affirmative vote of 90% of our outstanding shares of common stock to authorize certain mergers, sales of assets, corporate reorganizations and other transactions in the event that any person or entity acquires 30% or more of our outstanding common stock.

Dividends; Restriction on Payment of Dividends.  The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available for the purpose and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. Upon liquidation or dissolution of Arrow, subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis the remaining assets of Arrow available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

In addition, the terms of our amended and restated credit agreement, as amended, and our transfer and administration agreement require that the ratio of earnings to cash interest expense and debt to EBITDA be maintained at certain designated levels.

All outstanding shares of common stock are fully paid and not liable to further calls or assessment by us.

PREFERRED STOCK

Our board of directors is authorized, without further vote or action by the holders of our common stock, to issue by resolution an aggregate of 2,000,000 shares of preferred stock. These shares of preferred stock may be issued in one or more series as established from time to time by our board of directors. Our board also is authorized to fix the number of shares and the designation or title of each series of preferred stock prior to the issuance of any shares of that series. Regarding each class or series of preferred stock, our board will fix the voting powers which may be full or limited, or there may be no voting powers. Our board will also determine the preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of each series of preferred stock. Our board is further authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of the class or series then outstanding.

No shares of preferred stock are presently outstanding and we have no plans to issue a new series of preferred stock. It is not possible to state the effect of the authorization and issuance of any series of preferred stock upon the rights of the holders of common stock until our board of directors determines the specific terms, rights and preferences of a series of preferred stock. However, possible effects might include restricting dividends on the common stock, diluting the voting power of the common stock or impairing the liquidation rights of the common stock without further action by holders of common stock. In addition, under some circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management, which could thereby depress the market price of our common stock.

DESCRIPTION OF WARRANTS

We have described below the general terms and provisions of the debt warrants and equity warrants to which a prospectus supplement may relate. We will describe the particular terms of any debt warrants and equity warrants offered by any prospectus supplement in the prospectus supplement relating to such debt warrants or equity warrants.

GENERAL

We may issue debt warrants and equity warrants, evidenced by warrant certificates under a warrant agreement, independently or together with any debt securities, preferred stock or common stock. The warrants may be transferable with or separate from such securities. If we offer debt warrants, the applicable prospectus supplement will describe the terms of the debt warrants, including the following: (i) the offering price, if any, including the currency, or currency unit in which such price will be payable; (ii) the designation, aggregate principal amount and terms of the offered debt securities with which the debt warrants are issued and the number of debt warrants issued with each such offered debt security; (iii) if applicable, the date on or after which the debt warrants and the related offered debt securities will be separately transferable; (iv) the designation, aggregate principal amount and terms of debt securities purchasable upon exercise of one debt warrant and the price or prices at which, and the currency, or currency unit in which such principal amount of debt securities may be purchased upon exercise; (v) the date on which the right to exercise the debt warrants commences and the date on which such right expires; (vi) any U.S. Federal income tax consequences; (vii) whether the debt warrants represented by the warrant certificates will be issued in registered or bearer form or both; and (viii) any other material terms of the debt warrants. If we offer equity warrants, the applicable prospectus supplement will describe the terms of the equity warrants, including the following: (i) the offering price, if any, including the currency or currency unit in which such price will be payable; (ii) the designation of any series of preferred stock purchasable upon exercise of the equity warrants; (iii) the number of shares of preferred stock or common stock purchasable upon exercise of one equity warrant, and the price or prices at which, and the currency, or currency unit in which such shares may be purchased upon exercise; (iv) the date on which the right to exercise the equity warrants and the date on which such right expires; (v) any U.S. Federal income tax consequences; (vi) whether the equity warrants represented by the warrant certificate will be issued in registered or bearer form or both; (vii) whether the equity warrants or the underlying preferred stock or common stock will be listed on any national securities exchange; and (viii) any other material terms of the equity warrants. In addition, if we sell any debt warrants or equity warrants for any foreign currency or currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue will be specified in the applicable prospectus supplement.

Warrant certificates, if any, may be exchanged for new warrant certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the warrant agent, which will be listed in the applicable prospectus supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of debt securities (except to the extent that the consent of warrantholders may be required for certain modifications of the terms of the indenture under which the series of offered debt securities issuable upon exercise of the warrants to be issued) or preferred or common stockholders and are not entitled to payments of principal and interest, if any, on debt securities or to dividends or other distributions made with respect to preferred stock or common stock.

Warrants may be exercised by surrendering the warrant certificate, if any, at the corporate trust office or other designated office of the warrant agent, with (i) the form of election to purchase on the reverse side of the warrant certificate, if any, properly completed and executed, and (ii) payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon exercise of warrants, the warrant agent will, as soon as practicable, deliver the debt securities, preferred stock or common stock issuable upon the exercise of the warrants in authorized denominations in accordance with the instructions of the exercise warrantholder and at the sole cost and risk of such holder. If less than all of the warrants evidenced by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of unexercised warrants, if sufficient time exists prior to the expiration date.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities being offered under this prospectus in four ways or any combination thereof:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had to us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase the securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions that we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If any underwriters or agents are used in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is used in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that:

•	the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject; and

•	if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities, and may end any of these activities at any time.

Unless otherwise specified in a prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange, the securities will not be listed on a national securities exchange or inter-dealer quotation system. No assurance can be given that any broker-dealer will make a market in any series of the securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the securities. The prospectus supplement will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference herein. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.